Exhibit 10.51

SEPARATION AGREEMENT

        FOR AND IN CONSIDERATION of the mutual promises, covenants, and agreements made in this agreement (this "Agreement") by and between Stefan Aigner ("Employee," a term which includes Employee himself, Employee's spouse, and all assigns, heirs, and successors in interest) and RELIANT PHARMACEUTICALS, INC. ("Reliant," a term which for the purposes of this Agreement includes Reliant, any and all parent, subsidiary, and affiliate corporations), the parties agree as follows:

1.     Termination of Employment

        Employee hereby voluntarily resigns his employment with Reliant, which resignation will be effective at 12:01 am on January 31, 2006 ("Termination Date"), whereupon all benefits and privileges related thereto shall cease, except as expressly set forth herein. Reliant and Employee agree that this is a consensual separation and will not be categorized as termination by Reliant without cause or a termination by Employee without good reason.

2.     No Admissions

        Reliant and Employee agree that the entry of the parties into this Agreement, and the agreements contained herein, are not and shall not be construed to be an admission of liability on the part of any party hereto or any parties hereby released or held harmless.

3.     Adequacy of Consideration

        The parties agree that Reliant has no obligation to Employee to make the payments or arrangements set forth herein independent of this Agreement. The parties further acknowledge the adequacy of the "additional consideration" provided herein by each to the other, that this is a legally binding document, and that they intend to comply with and be faithful to its terms. Employee acknowledges that he has received payment for all salary, accrued but unused vacation and reimbursement for all reimbursable business expenses accrued through the date that this Agreement is executed by Employee, and except for the payments under this Agreement, or benefits in which he is vested under Reliant's employee benefit plans, and that he has received all amounts to which he is otherwise entitled through such date.

4.     Payments to Employee

        In partial consideration for the promises of Employee set forth herein, Reliant agrees to pay Employee the following amounts on the terms described in this Section 4:

  a.
  THREE HUNDRED TWENTY THOUSAND DOLLARS AND NO CENTS ($320,000.00) to be paid as follows: (i) ONE HUNDRED TWENTY THOUSAND

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    DOLLARS AND NO CENTS ($120,000.00) within fourteen (14) days after the Termination Date, (ii) ONE HUNDRED THOUSAND DOLLARS AND NO CENTS ($100,000.00) on the last business day of the second calendar quarter of 2006, (iii) ONE HUNDRED THOUSAND DOLLARS AND NO CENTS ($100,000.00) on the last business day of the third calendar quarter of 2006 and (iv) a final installment of any remaining balance on the last business day of the fourth calendar quarter of 2006. The payments due pursuant to clauses (ii), (iii) and (iv) of this Section 4(a) shall be contingent upon execution and delivery by Employee to the Company of a letter substantially in the form of Exhibit A attached hereto on a date that is after the Termination Date but prior to the last business day of the second calendar quarter of 2006.

  b.
  ONE HUNDRED THOUSAND DOLLARS AND NO CENTS ($100,000.00) to be paid to Employee no later than March 31, 2006; provided that the payment described in this Section 2(b) shall be subject to the terms of that certain side letter dated November 3, 2004 from Employee to Reliant for the benefit of Diversified Capital, L.L.C. ("DC") instructing Reliant to pay over of 50% of the after-tax proceeds of any bonus payment made by Reliant to Employee directly to DC in respect of that certain Second Amended and Restated Secured Promissory Note dated November 3, 2004 made by Employee in favor of DC (the "DC Note").

  c.
  The payments made pursuant to this Section 4 shall be (i) reduced by statutorily required deductions and (ii) made in accordance with Reliant's normal payroll practices.

  d.
  Reliant will make the above-stated payments to Employee notwithstanding any set-off agreements which may have previously existed between Reliant and Employee and regardless of whether he obtains any employment or income from any other source after the Termination Date.

  e.
  The payments made pursuant to this Section 4 shall not be matched by Reliant or otherwise considered compensation to Employee for purposes of Reliant's 401(k) or other benefit plans.

  f.
  Other than as set forth herein, Reliant is not obligated to pay Employee any other compensation.

  g.
  Reliant shall not be obligated to make any of the payments set forth herein if Employee breaches this Agreement in any material way or revokes it pursuant to Section 28 herein. If Employee breaches the provisions of Sections 6 or 7 of this Agreement or the sections of the Employment Agreement (as defined below) that are listed in Section 24 hereof, he shall be obligated to repay Reliant all amounts paid under this Section 4, other than $100 thereof.

5.     Other Benefits

        In further consideration for the promises of Employee set forth herein, Reliant agrees to:

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  a.
  pay the premiums applicable to Employee and/or his dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to the extent that Employee and/or his dependents elect to continue coverage under Reliant's group health or dental plans as available under COBRA. Such coverage shall be subject to the terms of the applicable policies that Reliant may have in place from time to time for similarly situated employees. Reliant's obligations to pay such premiums shall expire on the earlier of January 31, 2007 or the date Employee and/or his dependents become covered under any other health plan or policy, whether or not Employee and/or his dependent's rights to continue coverage under COBRA have ceased.

  b.
  Reliant agrees to maintain the life insurance policy that has been collaterally assigned to DC in connection with the DC Note until the 30th day following the maturity date of the DC Note.

  c.
  As of the Termination Date, Employee will have a total of 65,000 vested options to purchase Reliant common stock. All such options shall continue to be governed by the Reliant Pharmaceutical, LLC Equity Incentive Plan originally adopted as of July 6, 2000 (as amended) or the Reliant Pharmaceuticals, Inc. 2004 Equity Incentive Plan (as amended), as applicable, and the agreements pursuant to which such options were granted, except as otherwise provided in this Agreement. Otherwise, all unvested options shall terminate effective as of the Termination Date.

  d.
  Reliant agrees to amend the vested options held by Employee to provide that such options shall be exercisable for the remainder of their 10 year term, and shall not expire if unexercised after 30 days of his Termination Date.

  e.
  Nothing in this Agreement is intended to accelerate, alter or reduce any other vested or accrued benefits (if any) to which Employee may be entitled under Reliant's 401(k) Plan.

  f.
  In the event that Employee breaches any of the provisions of this Agreement or the sections of the Employment Agreement that are listed in Section 24 hereof, then (i) Reliant shall have no further obligation to make the premium payments under Sections 5(a) and (b), (ii) all vested and unexercised options then held Employee shall automatically terminate and no longer be exercisable and (iii) Reliant shall have the right to repurchase any shares acquired by Employee after the 30th day following his Termination Date upon exercise of vested options, at a repurchase price equal to the price paid by Employee to exercise such option. The repurchase right described in the immediately preceding clause (iii) shall expire with respect to each breach 90 days following the date on which Reliant's chief executive officer had actual knowledge of such breach. Expiration of such repurchase right with respect to one breach shall have no impact on Reliant's rights with respect to any other breach.

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6.     Employee's Full Release of All Claims

        In consideration for the undertakings and promises of Reliant set forth in this Agreement, Employee unconditionally releases, discharges, and holds harmless (a) Reliant, its officers, directors, shareholders, employees, agents, attorneys, suppliers and contractors and (b)(i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any person described in clause (i) and the trustees of such trusts, (iii) all legal representatives of any person or trust described in clauses (i) or (ii) and (iv) all persons or entities controlling, controlled by or under common control with any person, trust or entity described in clauses (i), (ii), (iii) or (iv), and each of the respective officers, directors, managers, employees, direct and indirect equity holders, representatives, subsidiaries, attorneys and agents, and their predecessors, successors and assigns of the persons or entities described in the immediately preceding clauses (herein collectively referred to as "Releasees"), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as "claims"), that Employee had, has, or might claim to have against Releasees at the time Employee executes this Agreement, including but not limited to any and all claims:

  a.
  arising from Employee's employment, pay, bonuses, commissions, vacation, sick leave, stock options, or any other Employee benefits, and other terms and conditions of employment or employment practices of Reliant;

  b.
  relating to the termination of Employee's employment with Reliant, the surrounding circumstances thereof, or any communications about the termination of Employee's employment;

  c.
  relating to payment of any attorney's fees for Employee;

  d.
  based on discrimination on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act, COBRA, the Employee Retirement Income Security Act of 1974, the New Jersey Law Against Discrimination (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination laws;

  e.
  based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory; and

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  f.
  based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory.

7.     Employee's Covenant Not to Sue or Accept Recovery; No Prior Assignment

        Employee covenants not to sue Reliant or any Releasees on account of any claim released hereby. Employee further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local. Employee represents and warrants that he has not assigned or transferred, in any manner, including by subrogation or operation of law, any portion of any claim, action, complaint, charge or suit encompassed by the releases set forth in this Agreement.

8.     On The Job Illness or Injury At The Time of Execution

        Employee has no knowledge or claim of any condition, symptom or events that could give rise to or be the result of any on the job illness or injury.

9.     Return of Property

        Employee agrees that he has not removed any Reliant property from Reliant's premises, except as authorized by Reliant in writing, or that Employee will return all of Reliant's property immediately upon execution of this Agreement. Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, all Reliant-issued vehicles, computers, PDA's, keys, pass cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to Reliant and its business. Further, Employee agrees that he has not taken, procured, or copied any property of Reliant on or after the Termination Date.

10.   Cooperation in Legal Matters

        In consideration for the promises and payments by Reliant pursuant to this Agreement, Employee agrees to cooperate to the fullest extent possible in the preparation, defense or prosecution of any legal matters involving Releasees about which Employee has or may have personal knowledge (other than Employee termination or any other claim he may bring against Releasees), including any such matters which may be filed after the termination of Employee employment.

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11.   Cooperation in Professional Transition of Business Affairs

        In consideration for the promises and payments by Reliant pursuant to this Agreement, Employee agrees to cooperate to the fullest extent possible in the professional transition of those business-related matters for which he was responsible during Employee's employment with Reliant.

12.   No Interest in Reinstatement

        Employee hereby acknowledges that Employee has no interest in reinstatement, reemployment or employment with Reliant, and Employee forever waives any interest in or claim of right to any future employment by Reliant. Employee further covenants not to apply for future employment with Reliant.

13.   Confidentiality Regarding This Agreement

        Except as otherwise expressly provided in this Section 13, the parties agree that the terms and conditions of this Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed to any other person or entity. The only disclosures excepted by this Section 13 are (a) as may be required by law, (b) the parties may tell prospective employers the dates of Employee's employment, positions held, and Employee's duties and responsibilities with Reliant, (c) the parties may disclose the terms and conditions of this Agreement to their attorneys, accountants and/or tax advisors, (d) Reliant may disclose this Agreement, its terms and conditions to financing sources, investment bankers, underwriters, advisors to such persons and in connection with an organic transaction; provided that the receiving party is subject to an obligation of confidentiality to Reliant and (e) Employee may disclose the terms and conditions of this Agreement to his spouse, if any, provided, however, that Employee shall make Employee's spouse aware of the confidentiality provisions of this paragraph and Employee's spouse agrees to keep the terms of this Agreement confidential. Employee shall be responsible for the breach by his spouse of the confidentiality provisions of this Agreement.

14.   Resignations

        Employee hereby resigns as an officer of Reliant, each of its subsidiaries and any committees of the boards of directors of Reliant and each of its subsidiaries, such resignations to be effective on the Termination Date.

15.   Assignment

        This Agreement shall be binding upon Employee and shall not be subject to assignment or delegation by Employee without Reliant's express written consent. This Agreement shall likewise be binding upon Reliant and its successors and assigns, and shall be subject to assignment by Reliant, without Employee's consent, (a) to any affiliate of Reliant or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of Reliant or (ii) a

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merger, consolidation or similar transaction involving Reliant. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

16.   Severability

        If any provision of this Agreement is held to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement; provided, however, that both parties acknowledge and agree that the general release contained in Section 6, and the covenants in Sections 7 and 24 hereof are essential terms of this Agreement. If any of Section 6 or Sections 7 and 24 is held to be unenforceable by an arbitrator pursuant to Section 22 or a court of competent jurisdiction, the remaining provisions of this Agreement shall be enforceable at Reliant's sole discretion.

17.   Governing Law

        This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New Jersey without reference to its internal conflict of law principles.

18.   Expenses

        Each of Reliant and Employee shall bear its/his own costs and expenses in connection with the negotiation and documentation of this Agreement.

19.   Counterparts

        This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

20.   Jurisdiction and Venue

        The parties irrevocably agree that all actions to enforce an arbitrator's decision pursuant to Section 22 of this Agreement may be instituted and litigated in federal, state or local courts sitting in Newark, New Jersey and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objected based on forum non conveniens and any right to a jury trial as set forth in Section 21 of this Agreement.

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21.   Waiver of Jury Trial

        EMPLOYEE HEREBY WAIVES, RELEASES AND RELINQUISHES AND ALL RIGHTS HE MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATIONS, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.

22.   Arbitration

        Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Newark, New Jersey, administered by the American Arbitration Association (the "AAA"), in accordance with the New Jersey Alternative Procedure for Dispute Resolution Act, AAA's Commercial Arbitration Rules and the Federal Rules of Civil Procedure relating to the production of evidence. The parties agree that the arbitrator may impose sanctions in his or her discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If Employee, on the one hand, and Reliant, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by Reliant and employee from a list of five (5) potential arbitrators provided by AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties' receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator's decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator's fees and expenses shall be shared equally by the parties.

23.   No Reliance Upon Other Statements

        This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement.

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24.   Survival of Certain Covenants in the Amended Employment Agreement

        The parties recognize that certain terms of the Amended and Restated Employment Agreement, dated July 6, 2000 (as amended, the "Employment Agreement"), are intended to survive Employee's termination, including, but not limited to Section 7 (Confidentiality; Insider Trading), Section 8 (Assignment of Inventions), all subsections of Section 9 (Covenants Not to Compete) other than subsections (b) and (c), Section 12 (Amendment), Section 15 (Binding Effect), Section 22 (Governing Law), Section 23 (Waiver of Jury Trial), and 24 (Arbitration). To the extent that any conflicts may arise between this Agreement and the surviving sections of the Employment Agreement, this Agreement shall be deemed controlling.

25.   Entire Understanding

        The parties acknowledge that this Agreement (together with those section of the Employment Agreement that survive as provided in Section 24 above) contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may not be modified without the express written consent of the parties hereto.

26.   No Waiver

        Any failure by any party to enforce any of their rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

27.   Full and Knowing Waiver

        By signing this Agreement, Employee certifies that:

  a.
  Employee carefully read and fully understands the provisions of this Agreement;

  b.
  Employee was advised by Reliant in writing, via this Agreement, to consult with an attorney before signing this Agreement;

  c.
  Reliant allows Employee twenty-one (21) days from its initial presentation to Employee to consider this Agreement before signing it; and,

  d.
  Employee agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

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28.   Revocation of Agreement

        Employee may revoke this Agreement within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by Dr. Ernest Mario personally at Reliant Pharmaceutical, Inc., 110 Allen Road Liberty Corner, New Jersey 07938. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) days period. Anything to the contrary in this Agreement notwithstanding, none of the obligations of Reliant under this Agreement shall be effective in the event that Employee revokes this Agreement pursuant to this Section 28.

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        IN WITNESS WHEREOF the undersigned hereunto set their hands to this Separation Agreement on the dates written below.

EMPLOYEE:	RELIANT PHARMACEUTICALS, INC.
By:
Stefan Aigner	Name: Title:
Date: January , 2006	Date: January , 2006
Address:

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EXHIBIT A

                        , 2006

Reliant Pharmaceuticals, Inc.
110 Allen Road
Liberty Corner, NJ
Attention: Ernest Mario, Chairman and CEO

Re:
Separation Agreement

Dear Dr. Mario:

        Reference is made to the Separation Agreement (the "Separation Agreement") between Reliant Pharmaceuticals, Inc. ("Reliant") and the undersigned ("Employee"), which agreement was executed by Reliant on January     , 2006 and by Employee on January     , 2006. Capitalized terms used but not otherwise defined in this letter have the meanings ascribed to them in the Separation Agreement.

        This letter is being delivered pursuant to Section 4(a) of the Separation Agreement.

        Employee hereby (a) reaffirms the provisions of the Separation Agreement, (b) acknowledges that he has received payment for all salary, accrued but unused vacation and reimbursement for all reimbursable business expenses accrued through the Termination Date, and except for the payments under this Agreement, or benefits in which he is vested under Reliant's employee benefit plans, and that he has received all amounts to which he is otherwise entitled through the Termination Date, (c) agrees that the provisions of Section 6 of the Separation Agreement shall also cover the period from the date the Separation Agreement was executed by Employee through and including the Termination Date, (d) agrees that the provisions of Section 7 shall apply to any claims or other matters released pursuant to the preceding clause (c) and (e) agrees that the provisions of Sections 17, 20, 21, and 22 of the Separation Agreement apply to this letter.

Sincerely,

Stefan Aigner

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